EXHIBIT 99.4

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,

TRUST COMPANIES AND OTHER NOMINEES

STANDARD PACIFIC CORP.

Offer to Exchange All of Our Outstanding

6 7/8% Senior Notes due 2011

(CUSIP No. 35375CAM3)

For

Our New 6 7/8% Senior Notes due 2011

Which Have Been Registered

Under the Securities Act of 1933, as amended,

Pursuant to the Prospectus dated [            ], 2003

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [            ], 2003, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED FROM TIME TO TIME, THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME ON THE EXPIRATION DATE.

To BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

Standard Pacific Corp., a Delaware corporation (“Standard Pacific”), is offering to exchange, upon the terms and subject to the conditions set forth in the prospectus dated [            ], 2003 (the “Prospectus”), and the accompanying Letter of Transmittal (the “Letter of Transmittal”), its new 6 7/8% Senior Notes due 2011 (“Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for up to $175,000,000 of it outstanding 6 7/8% Senior Notes due 2011 (the “Outstanding Notes”), upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal (the “Exchange Offer”). The Exchange Offer is being made to satisfy certain conditions of the registration rights agreement that Standard Pacific entered into with the initial purchasers of the Outstanding Notes. As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to the Outstanding Notes, except that the Exchange Notes will not contain the terms with respect to transfer restrictions, registration rights and payments of additional interest that relate to the Outstanding Notes. The Prospectus and the Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the respective meanings given to them in the Prospectus.

We are requesting that you contact your clients for whom you hold Outstanding Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee, or who hold Outstanding Notes registered in their own names, we are enclosing the following documents:

1.	Prospectus dated , 2003;

2.	The Letter of Transmittal for your use and for the information of your clients;

3.	A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if, prior to the Expiration Date, certificates for Outstanding Notes are not available, if time will not permit all required documents to reach the Exchange Agent or if the procedure for book-entry transfer cannot be completed;

4.	A form of letter which may be sent to your clients for whose account you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

5.	Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Your prompt action is required. The Exchange Offer will expire at 5:00 p.m., New York City time, on [            ], 2003, unless extended. Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Outstanding Notes should be delivered to the Exchange Agent (or book-entry transfer of the Outstanding Notes should be made into the Exchange Agent’s account at DTC), all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

Standard Pacific will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Outstanding Notes held by such brokers, dealers, commercial banks and trust companies as nominee or in a fiduciary capacity. Standard Pacific will pay or cause to be paid all stock transfer taxes applicable to the exchange of Outstanding Notes pursuant to the Exchange Offer, except as set forth in Instruction 7 of the Letter of Transmittal.

Any inquiries you may have with respect to the procedure for tendering Outstanding Notes pursuant to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Bank One Trust Company, N.A., the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

STANDARD PACIFIC CORP.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF STANDARD PACIFIC OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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